Exhibit 99.6

  Avocent to Acquire Soronti; Acquisition Expands Server Management Offerings



    HUNTSVILLE, Ala., Nov. 4 /PRNewswire-FirstCall/ -- Avocent Corporation (Nasdaq: AVCT) today announced that it signed a definitive agreement to acquire Soronti, Inc., a privately-held company located in Draper, Utah. The acquisition is subject to Soronti shareholder approval. The acquisition is expected to close during the fourth quarter and will not have a material effect on Avocent's fourth quarter results. The purchase price consists of $7 million in cash and Avocent stock and the assumption of liabilities.

    "Having Soronti join us will strengthen our server management offerings and accelerate our development of embedded technologies for servers," stated John R. Cooper, president and chief executive officer of Avocent Corporation. "Soronti's system management expertise complements our strategy of expanding control of IT resources through innovative technologies. We intend to make additional investments in embedded technology and server management initiatives to compliment the Soronti technology and strengthen our product portfolio."

    Soronti's current products include a virtual presence PCI adapter and a virtual presence stand-alone unit. Soronti has seven patents pending that cover its proprietary technologies. Avocent estimates Soronti's existing server management products will generate approximately $3 - $5 million in 2004 sales.

    Commenting on the proposed acquisition, Steve Daly, president and chief executive officer of Soronti, Inc., stated, "The opportunity to join Avocent provides Soronti with increased resources to develop our technologies and to deliver virtual presence solutions to platform initiatives such as IPMI (intelligent platform management interface). We believe our combination with Avocent will provide expanded opportunities to develop new products for a variety of IT resources in data centers."

    vSpring Capital, LLC was the lead investor in Soronti, Inc. Managing Director of vSpring, Ed Ekstrom, stated, "We're confident that incorporating Soronti's talented team with Avocent's award winning product line, broad distribution network and OEM contacts maximizes the market access for Soronti's products and technology."


    About Avocent Corporation

    Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, service providers, and financial institutions worldwide. Branded products include switching, extension, remote access, and video display solutions. Additional information is available at:
www.avocent.com.


    Forward-Looking Statements

    This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the development and introduction of new products and technologies, the size and growth of the potential markets for these products and technologies in the future, engineering and design activities, and manufacturing efficiencies in the future. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in Avocent's annual report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2003. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.



SOURCE  Avocent Corporation
    -0-                             11/04/2003
    /CONTACT: Dusty Pritchett, Senior Vice President of Finance and Chief Financial Officer of Avocent Corporation, +1-256-217-1300/
    /Web site:  http://www.avocent.com /
    (AVCT)

CO:  Avocent Corporation; Soronti, Inc.
ST:  Alabama, Utah
IN:  CPR HRD
SU:  TNM